Exhibit 99.1

July 13, 2018

Dominion Energy/SCANA Merger Receives FERC Approval

RICHMOND, VA and CAYCE, SC – The proposed merger of Dominion Energy, Inc. (NYSE: D) and SCANA Corporation (NYSE: SCG) has achieved another significant milestone with the approval of the Federal Energy Regulatory Commission (FERC).

In an order issued July 12, FERC found the combination of the two companies “is consistent with the public interest and is authorized.”

“We are pleased by the FERC’s considered and timely action,” said Thomas F. Farrell, II, Dominion Energy chairman, president and CEO. “It brings us closer to providing a brighter energy future for customers, communities and others served by the SCANA companies. We will continue working toward achieving the other required regulatory approvals and completing our transaction by the end of this year.”

The merger previously received approval of the Georgia Public Service Commission and early termination by the Federal Trade Commission of the 30-day waiting period under the federal Hart-Scott-Rodino Antitrust Improvements Act. The merger is also contingent upon approval of SCANA’s shareholders; review and approval from the public service commissions of South Carolina and North Carolina; and authorization of the Nuclear Regulatory Commission.

Under a merger agreement announced in January, the combined company would deliver energy to approximately 6.5 million regulated customer accounts and have an electric generating portfolio of about 31,400 megawatts and 93,600 miles of electric transmission and distribution lines. It also would have a natural gas pipeline network totaling 106,400 miles and operate one of the nation’s largest natural gas storage systems with 1 trillion cubic feet of capacity.

About Dominion Energy

Dominion Energy is one of the nation’s largest producers and transporters of energy, with a portfolio of approximately 26,000 megawatts of electric generation, 14,800 miles of natural gas transmission, gathering and storage pipeline, and 6,600 miles of electric transmission lines. Dominion Energy operates one of the nation’s largest natural gas storage systems with approximately 1 trillion cubic feet of storage capacity and serves nearly 6 million utility and retail energy customers. For more information about Dominion Energy, visit the company’s website at www.dominionenergy.com.

About SCANA

SCANA Corporation, headquartered in Cayce, S.C., is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations and other energy-related businesses. Information about SCANA and its businesses is available on the company’s website at www.scana.com.

Forward-looking statements

This release contains statements that constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The statements relate to, among other things, expectations, estimates and projections. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “outlook,” “predict,” “project,” “should,” “strategy,” “target,” “will,” “would,” “potential” and similar terms and phrases to identify forward-looking statements in this release. Factors that could cause actual results to differ include, but are not limited to: the expected timing and likelihood of completion of the proposed acquisition of SCANA, including the ability to obtain the requisite approval of SCANA’s shareholders; the risk that Dominion Energy or SCANA may be unable to obtain necessary regulatory approvals for the transaction or required regulatory approvals may delay the transaction or cause the parties to abandon the transaction; the risk that conditions to the closing of the transaction may not be satisfied; or the risk that an unsolicited offer for the assets or capital stock of SCANA may interfere with the transaction. Other risk factors for Dominion Energy’s and SCANA’s businesses are detailed from time to time in Dominion Energy’s and SCANA’s quarterly reports on Form 10-Q or most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC).

Important additional information

In connection with the proposed transaction between Dominion Energy, Inc., and SCANA Corporation, Dominion Energy has filed with the SEC a Registration Statement on Form S-4, which includes a document that serves as a Proxy Statement of SCANA and Prospectus of Dominion Energy (the proxy statement/prospectus), as well as other relevant documents concerning the proposed transaction. The proposed transaction involving Dominion Energy and SCANA will be submitted to SCANA’s shareholders for their consideration. The proxy statement/prospectus was mailed to SCANA’s shareholders beginning on June 15, 2018. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Shareholders of SCANA are urged to read the registration statement and the proxy statement/prospectus regarding the transaction and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.

Shareholders are able to obtain a free copy of the definitive proxy statement/prospectus, as well as other filings containing information about Dominion Energy and SCANA, without charge, at the SEC’s website (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that are incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to Dominion Energy, Inc., 120 Tredegar Street, Richmond, Virginia 23219, Attention: Corporate Secretary, Corporate.Secretary@dominionenergy.com, or to SCANA Corporation, 220 Operation Way, Mail Code D133, Cayce, South Carolina 29033, Attention: Office of the Corporate Secretary, BoardInformation@scana.com.

Participants in the solicitation

Dominion Energy, SCANA and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Dominion Energy’s directors and executive officers is available in its definitive proxy statement, which was filed with the SEC on March 23, 2018, Dominion Energy’s Annual Report on Form 10-K, which was filed with the SEC on February 27, 2018 and certain of its Current Reports on Form 8-K. Information regarding SCANA’s directors and executive officers is available in its Annual Report on Form 10-K, which was filed with the

SEC on February 23, 2018, as amended by a Form 10-K/A dated April 27, 2018 and certain of its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials filed with the SEC. Free copies of these documents may be obtained as described in the preceding paragraph.

For further information:

DOMINION ENERGY CONTACTS:

Media: Chet Wade, (804) 775-5697 or chet.wade@dominionenergy.com

Financial analysts: Steven Ridge, (804) 929-6865 or Steven.D.Ridge@dominionenergy.com.

SCANA CONTACTS:

Media: Public Affairs, (800) 562-9308

Financial analysts: Bryant Potter, (803) 217-6916

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